                                                                   EXHIBIT 10.11

                               HM LAND REGISTRY

                      LAND REGISTRATION ACTS 1925 TO 1986

                               TRANSFER OF PART

                                   (APOLLO)


County and District/          County of West Midlands and Borough
of London Borough:            Sandwell

Title Number:                 WM566236 WM496305 WM496306 and WM589257

Property:                     Factory in Brades Road, Oldbury

Date:                         18 September 1996

1.   INTERPRETATION

     In this transfer:

     "DECLARATIONS" means the declarations specified in Schedule 4;

     "EFFLUENT DISCHARGE SYSTEM" means the Holding Tank and the Service Media used for discharge of trade effluent into the Marl Hole;

     "EXISTING COVENANTS" means the covenants specified in Schedule 3;

     "EXISTING RIGHTS" means the rights specified in Part 1 of Schedule 1;

     "FIRST PROPERTY" means all that property forming part of title numbers WM496305 and WM589257 comprised in the Oldbury Property;

     "HOLDING TANK" means the acid holding tank shown in the position shown coloured yellow on the Plan;

     "MARL HOLE" means all that property at Rounds Green Road and Shidas Lane shown for the purposes of identification only edged orange on the Plan comprising all of the land registered at HM Land Registry under title number WM496306;

     "NEW COVENANTS" means the covenants specified in Schedule 5;

     "NEW RIGHTS" means the rights specified in Part 2 of Schedule 1;

     "PLAN" means the plan attached to this transfer;
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                                       2



     "OLDBURY PROPERTY" means all that property at Brades Road and Rounds Green Road, Oldbury for the purposes of identification only edged red on the Plan;

     "PROPERTY" means the First Property the Second Property and the Marl Hole;

     "RESERVED RIGHTS" means the rights specified in Schedule 2;

     "RETAINED LAND" means the land retained by the Transferor shown edged green on the Plan;

     "SECOND PROPERTY" means all that property forming part of title number WM566236 comprised in the Oldbury Property;

     "SERVICE MEDIA" means all pipes drains wires sewers watercourses cables conduits and other service media;

     "SPECIFIED PERIOD" means the period beginning with the date which first appears on page 1 and enduring for 80 years which is the perpetuity period applicable to this transfer;

     "STIPULATIONS" means the stipulations specified in Schedule 6;

     "TRANSFEREE" means Apollo Sports Holdings Limited whose registered office is at 42 Cricklade Street, Swindon, Wiltshire SN1 3HD;

     "TRANSFEROR" means TI Reynolds Limited (registered number 59990) whose registered office is at Lambourn Court, Abingdon, Oxon OX14 1UH;

     "TIG" means TI Group plc (registered number 156641) whose registered office is at 50 Curzon Street, London W1Y 7PN.

2.   TRANSFER

     In consideration of ONE MILLION SEVEN HUNDERED THOUSAND POUNDS ((Pounds)1,700,000) the receipt of which is acknowledged by the Transferor the Transferor at the direction of TIG transfers and TIG transfers and confirms to the Transferee:

     (1)  with full title guarantee the First Property and the Marl Hole; and

     (2) such right title and interest as the Transferor and TIG may have in the Second Property.

3.   ANCILLARY MATTERS

     (1) The Property is transferred with the Existing Rights (so far as they benefit the Property) and the New Rights.
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                                       3

     (2) The Reserved Rights are excepted and reserved to the Transferor (and its successors in title) in fee simple for the benefit of the Retained Land.

     (3) The Property is transferred subject to the Existing Covenants and all other covenants restrictions and other matters affecting the Second Property.

     (4)  The Declarations are incorporated in this transfer.

4.   INDEMNITY COVENANT

     The Transferee covenants with the Transferor and as a separate covenant with TIG that the Transferee and the persons deriving title under the Transferee will observe and perform the Existing Covenants and will keep the Transferor and TIG indemnified from all proceedings, costs, claims, expenses and liabilities on account of any breach or non-performance of any of the Existing Covenants.

5.   NEW COVENANT

     The Transferee covenants with the Transferor and as a separate covenant with TIG to the intent that the burden of this covenant may run with and bind the Property and every part of it and to the intent that the benefit of this covenant may be annexed to and run with the Retained Land and every part of it to perform and observe the New Covenants.

6.   STIPULATIONS

     The Transferor covenants with the Transferee to the extent that the burden of this covenant may run with and bind the Retained Land and every part of it and to the extent that the benefit of this covenant may be annexed to and run with the Property and every part of it to perform and observe the Stipulations.

7.   SUPPLY OF ELECTRICITY AND GAS

     (1) In connection with the rights reserved to the Transferor in paragraph 4 of Schedule 2 the Transferor covenants with the Transferee to reimburse to the Transferee on demand all charges paid by the Transferee for metered usage of gas and electric current and power consumed by the owners and occupiers of the Retained Land and a fair proportion according to user (to be decided by the Transferee's surveyor acting reasonably):
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                                       4

          (a) all periodic and standing charges and meter rents (if any) relating to such supply (insofar as not payable directly to the relevant statutory authority by the Transferor) and;

          (b) of all reasonable and proper costs incurred by the Transferee in the maintenance and repair of any installations and equipment used in connection with the supply of such services

          Provided that the Transferor shall be entitled to take access onto the Property on giving reasonable notice to the Transferee to read any meters and to receive from the Transferee on the request and at the cost of the Transferor copies of all bills rendered for charges for which the Transferee is seeking reimbursement and Provided further that the Transferor shall be entitled to determine the arrangements for the provision of electricity or gas to the Retained Land from the Property by giving not less than one month's notice in writing to the Transferee and following expiry of such notice the Transferee shall not be entitled to recover such costs in connection with or in relation to the supply of gas or electricity (as appropriate).

     (2) The Transferee covenants with the Transferor until expiry of any notice served by the Transferor determining the arrangements referred to in clause 7(l) above to maintain all equipment and Service Media for the supply of electricity and gas to the Retained Land in sufficient condition to ensure the continued supply of those services at all times provided however that the Transferee shall not be liable to the Transferor nor shall the Transferor have any claim against the Transferee in respect of any interruption in the supply of gas or electrical services caused by reason of:

          (i) necessary repairs or maintenance of any installations or apparatus; or

          (ii)   damage to or destruction of any installations or apparatus; or

          (iii)  mechanical or other defect or breakdown; or

          (iv)   frost or other inclement conditions; or

          (v) by any other causes unavoidably beyond the control of the Transferee provided further that the Transferee will at the joint cost of the Transferor and the Transferee effect and keep in place insurance in an amount to be agreed between the parties acting reasonably in
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                                       5


                 respect of any losses incurred by the Transferor as a result of interruption to the services caused by the negligence or default of the Transferee.

     (3) The provisions of this clause 7 shall only apply until such time as the electricity and gas services to the Oldbury Property have been separated so as to allow the Transferor a direct supply of the same

8.   REGISTRATION

     The Transferor and the Transferee apply to the Registrar:

     (a) to register the Existing Rights (so far as they benefit the Property) and the New Rights as appurtenant rights in the registers of the Property;

     (b) to enter a notice of the burden of the New Covenants on the registers of the Property and of the benefit of the New Covenants on the registers of the Retained Land;

     (c) to enter a notice of the burden of the Stipulations on the registers of the Retained Land and of the benefit of the Stipulations on the registers of the Property;

     (d) to note on the registers of the Property the Reserved Rights and the Declarations; and

     (e) to note the New Rights the Reserved Rights and the Declarations on the registers of the Retained Land.

     (f) to enter on the charges register of the title to the Property a restriction in the following form:-

               "Except under an order of the Registrar no transfer of the freehold interest in the whole or any part of the Property shall be registered without the consent of the Transferor (as defined in the transfer dated 18 September 1996 between TI Reynolds Limited, TI Group plc and Apollo Sports Holdings Limited (the "Transfer")) or unless accompanied by the certificate of a solicitor that the transferee has executed and delivered to the Transferor the deed required in paragraph 2 of Schedule 5 to the Transfer or that the rights granted in paragraph 3 of Schedule 2 to the Transfer have been finally determined in accordance with the provisions of paragraph 5 of Schedule 7 to the Transfer."

9.   DISPUTE RESOLUTION
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                                       6

     Any dispute arising in connection with any of the provisions of this transfer shall be determined in default of agreement by an expert to be agreed upon between the Transferor and the Transferee or failing agreement to be appointed on the application of either party (after notice in writing to the other party) by the president of the Royal Institution of Chartered Surveyors whose judgment shall be final and binding following representations by both parties and the costs of such expert shall be borne by the parties equally unless he otherwise directs.

10.  GENERAL

     (1) Where either party to this transfer includes two or more persons, they shall be jointly and severally responsible in respect of any covenant given by that party in this transfer. The party to whom the covenant is given may release or compromise the liability of any one of those persons or grant any time or other indulgence without affecting the liability of any other person.

     (2) Any covenant by any party to this transfer not to do or omit anything shall be construed as though the covenant was in addition a covenant not to permit or suffer that thing to be done or omitted.

     (3) References in this transfer to the "TRANSFEROR" and the "TRANSFEREE" shall (save where the context so requires) include their respective successors in title and assigns.

     (4)  The headings in this transfer do not affect its interpretation.
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                                       7

                                  SCHEDULE 1

                                    PART 1

                                EXISTING RIGHTS

The rights referred to in entry number 3 of the property register of title number WM496305 and entry numbers 2 and 3 of the property register of title number WM496306.

                                    PART 2

                                  NEW RIGHTS

1. The right of support for the Property from the Retained Land including the buildings on it.

2. (Subject to the Transferee making the payments referred to below) the right for all proper purposes connected with the Property to the free passage and running of water soil (excluding trade effluent and other effluent referred to in paragraph 2 of Schedule 6) gas electricity and other services to and from the Property through the Service Media now laid or in the future during the Specified Period to be laid in under or over the Retained Land with power at any time or times having given prior written notice to the Transferor (or the other occupier of the Retained Land) to enter on the Retained Land for the purpose of making connections with, repairing, renewing, maintaining, inspecting or cleansing the Service Media PROVIDED THAT the person entering the Retained Land pursuant to the rights reserved by this Paragraph 2 shall:

     2.1 cause as little damage as is reasonably practicable to the Retained Land; and

     2.2 make good so far as is reasonably practicable all damage so caused as soon as reasonably practicable; and

     2.3 take all reasonable steps to minimise the disruption caused thereby to the conduct of the trade or business carried on upon the Retained Land; and

     2.4 not materially diminish the services enjoyed by the Retained Land as a result of the exercise of the rights reserved by this Paragraph 2 and further subject to and conditional on the Transferee paying within seven days of demand a fair proportion (to be absolutely decided by the Transferor's
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                                       8

          Surveyor) of the costs of inspecting maintaining repairing and renewing (including the costs where necessary of replacing the same) such Service Media as are common to the Property and the Retained Land.
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                                       9


                                  SCHEDULE 2

                                RESERVED RIGHTS

1. The right of support for the Retained Land from the Property including the buildings on it.

2. Subject to the Transferor making the payments referred to below the right for all proper purposes connected with the Retained Land to the free passage and running of water soil (excluding trade effluent and other effluent referred to in paragraph 4 of Schedule 5) gas electricity and other services to and from the Retained Land through the Service Media (excluding the Effluent Discharge System) now laid or in the future during the Specified Period to be laid under or over the Property with power at any time or times having given prior written notice to the Transferee (or the other occupier of the Property) to enter on the Property for the purpose of making connections with, repairing, renewing, maintaining, inspecting or cleansing the Service Media PROVIDED THAT the person entering the Property pursuant to the rights reserved by this Paragraph 2 shall

     2.1  cause as little damage as is reasonably practicable to the Property;
          and

     2.2 make good so far as is reasonably practicable all damage so caused as soon as reasonably practicable; and

     2.3 take all reasonable steps to minimise the disruption caused thereby to the conduct of the trade or business carried on upon the Property; and

     2.4 not materially diminish the services enjoyed by the Property as a result of the exercise of the rights reserved by this Paragraph 2 and further subject to and conditional on the Transferor paying a fair proportion (to be decided absolutely by the Transferee's Surveyor) of the costs of inspecting maintaining repairing and renewing (including the costs where necessary of replacing the same) such Service Media as are common to the Property and the Retained Land (excluding the Effluent Discharge System).
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                                       10

3. Subject to the further terms and conditions set out in Schedule 7 the right to discharge trade effluent from the Retained Land into the pipes and drains on the Property leading to the Holding Tank and thereafter into the Effluent Discharge System.

4. Subject to the Transferor continuing to make the payments referred to in clause 7(1) of this transfer and until such services have been separated as provided for in clause 7(3) or until expiry of a notice served by the Transferor in accordance with the provisions of clause 7(l) the right to the supply of gas and electric current and power from the mains supply through the Service Media and other receiving equipment for such services located on the Property.
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                                       11


                                  SCHEDULE 3

                              EXISTING COVENANTS

1. The covenants contained in or referred to in entry numbers 2 and 3 of the charges register of title number WM496305, entry number 2 of the charges register of title number WM589257 and entry numbers 1, 2 and 3 of title number WM496306.
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                                       12


                                  SCHEDULE 4

                                 DECLARATIONS

1. This transfer does not include any easements for the benefit of the Property or the Retained Land other than those expressly mentioned in
     Schedule 1 and Schedule 2 (and in the case of the Retained Land the rights benefiting the Retained Land set out in the registers of title numbers WM496305, WM496306, WM566236 and WM589287).
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                                       13


                                  SCHEDULE 5

               NEW COVENANTS BY THE TRANSFEREE IN FAVOUR OF THE

                                 RETAINED LAND

1. Not to do anything on the Property which may be or grow to be a nuisance to the Transferor or its successors in title to the Retained Land or any other owners of nearby land.

2. Not to transfer the whole or any part of the freehold interest in the Property without first procuring that the transferee executes and delivers to the Transferor a deed by which the transferee covenants with the Transferor to observe and perform the obligations on the part of the Transferee set out in Schedule 7.

3. Not to discharge any effluent into the Service Media in under or over the Retained Land as may be in any way harmful or corrosive to the Service Media or cause any obstruction or deposit therein and not to discharge any effluent or waste liquid into the canal adjoining or near to the Property without the consent of the water authority and the Transferor (and the Transferee shall indemnify the Transferor in respect of all costs damage loss or liabilities arising out of breach of this covenant).

4. To maintain in good and substantial repair the fence erected or to be erected between the points marked "A" "B" "C" "D" and "E" on the Plan.
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                                       14

                                  SCHEDULE 6

                STIPULATIONS BY THE TRANSFEROR IN FAVOUR OF THE

                                   PROPERTY

1. Not to do anything on the Retained Land which may be or grow to be a nuisance for the Transferee or its successors in title to the Property.

2. Not to discharge any effluent into the Service Media in under or over the Property (save as permitted pursuant to paragraph 3 of Schedule 2) as may be in any way harmful or corrosive to the Service Media or cause any obstruction or deposit therein and not to discharge any effluent or waste liquid into the canal adjoining or near to the Retained Land without the consent of the water authority and the Transferee (and the Transferor shall indemnify the Transferee in respect of all costs damage loss or liabilities arising out of breach of this covenant).
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                                       15


                                  SCHEDULE 7

                  RIGHTS TO USE THE EFFLUENT DISCHARGE SYSTEM

The terms and conditions subject to which the rights referred to in paragraph 3 of Schedule 2 may be exercised are as follows:

1.   In this Schedule:

     "Effluent Discharge Consents" means the waste management licence and trade effluent discharge consents dated 16th March, 1978, 16th January, 1979, 22nd December, 1982 and 17th February, 1987 and any supplemental or subsequent consents or licences relating to the discharge of trade effluent into the Marl Hole

     "Licence Fee" means six thousand pounds ((Pounds)6,000) per annum or such other increased amount as may from time to time be determined in accordance with paragraph 6 of this Schedule

     "Effluent Discharge Rights" means the rights granted in paragraph 3 of
     Schedule 2 to this transfer

2.   The Transferor agrees and undertakes:

     (1)  To pay to the Transferee (subject to the provisions of paragraph 4):

          (a) the Licence Fee (together with any Value Added Tax) by four equal instalments in advance on the 25th March, 24th June, 29th September and 25th December in each year (or for any lesser period a due proportion of it apportioned on a day to day basis);

          (b) on demand a fair proportion according to user (to be decided by the Transferee's Surveyor acting reasonably) of the reasonable and proper costs and expenses incurred by or on behalf of the Transferee in the maintenance, repair, operation and management of the Effluent Discharge System and of any rates or other proper outgoings relating to the same, including, without limitation, the costs incurred in connection with:
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                                       16

                    (i)     Waste Management Subsistence Charge

                    (ii)    Caustic liquor ex MEL Chemicals

                    (iii)   Severn Trent Water - Trade Effluent Charges

                    (iv)    Maintenance - Parts

                    (v)     Maintenance - Labour

                    (vi)    Environmental Engineer

                    (vii)   Acid Well cleaning - Aquaforce

                    (viii)  Calibration & Maintenance of instruments (West Mid
                            Inst)

                    (ix)    Ground Water Analysis Charges

                    (x)     Management fee

                    (xi)    Insurance.

               Provided always that the Transferor shall be entitled to require the Transferee to provide evidence in a suitable form of the costs and expenditure incurred including copies of relevant invoices and provided further that the Transferor shall have the right on giving reasonable notice to inspect metering equipment used in the Effluent Discharge System and in the event of any dispute the matter shall be referred to the expert referred to in clause 7(2).

     (2) If the Transferee intends to make or incur extraordinary expenditure in excess of (Pounds)10,000 in any one year in addition to the usual or historic running and maintenance costs of the Effluent Discharge System the transferee shall first notify the Transferor in writing of such proposed extraordinary expenditure and shall not be entitled to charge such extraordinary expenditure to the Transferor if within 28 days following receipt of such notice the Transferor serves notice terminating the Effluent Discharge rights in accordance with the provisions of paragraph 5 of this Schedule.
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                                       17

     (3) At all times to observe and perform all the terms and conditions of the Effluent Discharge Consents and not to do or permit to be done on the Retained Land any matter or thing which would or might constitute or lead to a breach of the Effluent Discharge Consents or any other trade effluent, waste management licences consents and permissions from time to time governing the discharge of trade effluent at the Property or any part thereof.

     (4) To ensure that any effluent discharged pursuant to these provisions is consistent (so far as relates to materials discharged, volume, flow rate and in all other respects) with the Effluent Discharge Consents.

     (5) Notwithstanding anything contained in the Effluent Discharge Consents not to discharge more than 150 tonnes of effluent into the Effluent Discharge System in any 24 hour period (or such other amount as may be agreed by the Transferor and the Transferee).

     (6) Not to obstruct the access to any Service Media forming part of the Effluent Discharge System.

     (7) To exercise the rights granted for the purposes designated above in such a way as to cause no nuisance damage disturbance annoyance inconvenience or interference to the Property or adjoining or neighbouring property or to the owners occupiers or users of such adjoining or neighbouring property.

     (8) Not to do any act matter or thing which would or might constitute a breach of any statutory requirements relating to the operation of and discharge of trade effluent through the Effluent Discharge System or place the Transferee in breach of any statutory requirements affecting the Property or which might vitiate in whole or in part any insurance effected in respect of the operation of the Effluent Discharge System from time to time.
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                                       18

     (9) To indemnify the Transferee and keep the Transferee indemnified against all losses claims demands actions proceedings damages costs expenses and liabilities arising in any way from any breach of the Transferor's undertakings contained in this Schedule or the exercise or purported exercise of any of the Effluent Discharge Rights.

     (10) To observe such reasonable rules and regulations as the Transferee may at any time make and of which the Transferee shall notify the Transferor from time to time governing the way in which the Transferor may make use of the rights granted for the purposes shown above.

     (11) To allow the Transferee and its officers servants and agents access to such parts of the Effluent Discharge System as are situate on the Retained Land in order to inspect maintain repair and renew the same.

3.   The Transferee agrees and undertakes:

     (1) To use all reasonable endeavours to maintain in full force and effect the Effluent Discharge Consents.

     (2) To maintain and operate the Effluent Discharge System so as to ensure compliance with the Effluent Discharge Consents.

     (3)  Not to act in breach of the Effluent Discharge Consents.

4. The Transferor may (subject to the Transferees' right to determine the Effluent Discharge Rights pursuant to paragraph 5 below) by giving not less than six months' notice to the Transferee notify the Transferee that the Transferor temporarily has no requirement to utilise the Effluent Discharge Rights and on expiry of such
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                                       19


     notice the Licence Fee and the other payments referred to in paragraph 2(l)(b) shall cease to be payable until the Transferor serves further written notice (of not less than one month) on the Transferee that it wishes to re-utilise the Effluent Discharge Rights and following expiry of such further notice the Licence Fee and other payments shall become payable again with effect from the date of expiry of such further notice.

5. The Effluent Discharge Rights shall be determined and the obligations of the parties under this schedule shall cease (but without prejudice to either parties rights in respect of any prior breach of the undertakings and agreements contained in this Schedule 7):

     (1) immediately on service of written notice given by the Transferee to the Transferor at any time following any material breach by the Transferor of its undertakings contained in this Schedule 7 (the Transferee having first served on the Transferor written notice of the alleged breach and the required action to remedy the breach and the Transferor having failed to remedy the breach in the time specified in the notice which must not be less than 7 days or if no time is specified within a reasonable period); or

     (2) on the expiry of not less than six months' notice given by the Transferee to the Transferor at any time provided;

          (a) that the Transferee shall not be entitled to serve such notice before the expiry of 66 months from the date of this transfer unless at the date of service the Transferee intends permanently to cease its use of (and within six months of the date of such notice does permanently cease use of) the Effluent Discharge System, and

          (b) if the Transferee serves such notice before the expiry of 66 months from the date of this transfer the Transferee shall on expiry of such notice pay to the Transferor an amount equal to the sum paid by the Transferor to the Transferee pursuant to its obligations contained in paragraph 2(l)(b) of this Schedule for the period of twelve months immediately preceding service of the notice (together with any value added tax properly payable on that amount).

     (3) forthwith on expiry of the Effluent Discharge Consents or on earlier determination of them by the relevant regulatory authority; or

     (4) on the expiry of not less than six months' notice given by the Transferor to the Transferee at any time (where the Transferor specifies it has no future requirement absolutely to use the Effluent Discharge System).

6. The Licence Fee shall be revised on each anniversary of the date of this transfer (each one being a "REVIEW DATE") as follows:

     (a)  the revised Licence Fee shall be the greater of:

          (i) the Licence Fee payable immediately before the relevant Review Date; and

          (ii) the amount of the Licence Fee payable immediately before the relevant Review Date multiplied by the sum of the Retail Prices Index for the month immediately preceding the relevant Review Date divided by the Retail Prices Index at the date of the immediately preceding Review Date subject to a maximum increase of 5% per annum.

     (b) The revised Licence Fee shall become payable from and including the relevant Review Date until termination of the Effluent Discharge Rights (subject to further review).

     (c) For the purposes of paragraph (a) above "RETAIL PRICES INDEX" means the monthly index of retail prices maintained by the central statistical office on behalf of HM Government (or by any government department upon which duties in connection with such index shall have devolved) provided that in the event of any change after the date of this agreement to the reference base used to compile the index the figure taken to be shown is the figure which would have been shown in the index if the reference base current at the date of this transfer had been retained.

7. Subject to the provisions of paragraphs 4 and 5 of this Schedule nothing contained in this schedule shall prevent the Transferor granting the like rights set out in paragraph 3 of Schedule 2 to its tenants and other occupiers of the Retained Land.

8. The Transferee gives no warranty that the Effluent Discharge System is legally or physically fit for the purposes set out in paragraph 3 of
     Schedule 2.

9. The Transferee shall not be liable for the death of or injury to or for damage to any property of or for any loss claim demand action proceeding damage costs or expense or other liability incurred by the Transferor its employees servants agents tenants and occupiers in the exercise or purported exercise of the Effluent Discharge Rights.

10. The Transferee may withhold, add to, extend, vary or make any alteration in the provision of any services comprised in the Effluent Discharge System if the Transferee reasonably considers it desirable to do so for the more efficient conduct and management of the Effluent Discharge System or the discharge of trade effluent at the Property and the Retained Land.

11. Notwithstanding any other provision in this Schedule the Transferee shall not be liable to the Transferor nor shall the Transferor have any claim against the Transferee in respect of any interruption in any of the services provided by the Transferee in connection with the Effluent Discharge System by reason of:

     (i)    necessary repairs or maintenance of any installations or apparatus;
            or

     (ii)   damage to or destruction of any installations or apparatus; or

     (iii)  mechanical or other defect or breakdown; or

     (iv)   frost or other inclement conditions; or

     (v)    by any other causes unavoidably beyond the Transferee's control.

12. All notices given by either party pursuant to the provisions of this Schedule shall be in writing and shall be sufficiently served if delivered by hand or sent by recorded delivery to the other party at its registered office or last known address.